Exhibit 10.41

February 15, 2006

Mr. Jerome Perez

President

Leapfrog Enterprises

6401 Hollis Street, Suite 100

Emeryville, CA 94608-1071

Re: Separation and Consulting Agreement

Dear Jerry:

On behalf of LeapFrog Enterprises, Inc. (the “Company”), I am writing to set forth the terms and conditions of the Separation and Consulting Agreement (the “Agreement”) that the Company is offering to you with respect to your employment transition. As set forth below, this Agreement is intended to modify and supplement your Employment Agreement with the Company, executed effective as of February 10, 2004 (the “Employment Agreement”), which is attached as Exhibit A hereto, but not to nullify or replace any provision of the Employment Agreement that is not inconsistent with this Agreement.

1. Resignation Date. You have submitted your resignation from employment with the Company for “Good Reason,” as that term is defined in Section 3.3.3 (Good Reason) of the Employment Agreement. (All capitalized terms used in this Agreement shall have the meaning given to them in the Employment Agreement, unless they are expressly defined differently in this Agreement.) Due to the effect of the reorganization of the Company’s senior executive structure, effected as of February 15, 2006 by the Company’s Board of Directors, on your role, responsibilities, and authority, the Company hereby waives the requirement of Section 3.3.3 of the Employment Agreement for thirty (30) days notice of such a resignation. Accordingly, you and the Company have agreed that as of February 15, 2006 (the “Separation Date”) you have resigned from your positions as President and Director of the Company, and from any and all other offices, directorships, or positions you may hold with the Company or any of its subsidiaries or other affiliated entities, and the Company accepts those resignations. On or as soon as practicable after the Resignation Date, you shall receive a final paycheck from the Company for all accrued wages and all accrued and unused vacation through the Resignation Date, subject to standard withholdings and deductions.

2. Compensation and Benefits After Resignation. The parties acknowledge and agree that Section 3.2 (Compensation and Benefits Upon Termination) of the Employment Agreement was intended to provide all of the same benefits for a termination for Good Reason (rather than “without Good Reason”) that otherwise would have been provided for a termination without Cause under those sections. Under this Agreement, you shall receive all of the compensation and benefits that would be available under Section 3.2 of the Employment Agreement for a termination without Cause, except as certain terms (including but not limited to certain stock option vesting, the payment of Consulting Fees and health insurance

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reimbursement, and certain terms governing your consulting relationship with the Company) shall be modified as provided in this Agreement.

(a) Vesting. As provided in Section 3.2(ii) (After First Year) of the Employment Agreement, one half of the shares subject to the Option that have not otherwise vested as of the Separation Date shall accelerate vesting and become fully exercisable as of the Separation Date, however the parties acknowledge and agree that all such Option shares have previously vested. All other shares subject to any other equity award (including any stock options, performance shares, and restricted stock grants) (the “Other Equity Awards”) shall cease vesting as of the Separation Date; except that the restricted stock grant dated November 10, 2004 of 40,000 shares shall continue to vest in accordance with its terms during the Consulting Period. Pursuant to the terms of the grants, all vested stock options under both the Option and the Other Equity Awards shall be exercisable until the date that is three (3) months after the end of the Consulting Period. The Option and Other Equity Awards shall continue to be governed by the Company’s 2002 Equity Incentive Plan and the terms of the applicable grant documents.

(b) Consulting Fees. The Consulting Fees that would otherwise have been payable monthly under Section 3.2(iii) (Three Year Post-Employment Consulting) of the Employment Agreement, shall be paid as follows: no payments shall be made during the first six (6) months of the Consulting Period. Six (6) months after the Separation Date, the Company shall pay you an initial Consulting Fee of $262,500, provided that: (i) you are not in material breach of the terms of the Employment Agreement or this Agreement; and (ii) you have not provided any services or assistance in any capacity to a Competitive Business (as defined in Section 3.2(iii)(j) of the Employment Agreement), provided further that, in the event that you have provided such services or assistance to a Competitive Business, you shall receive a prorated portion of the initial Consulting Fee of $262,500 reflecting the portion of the six month period after the Separation Date that elapsed prior to the commencement of your services or assistance to a Competitive Business. Thereafter, if you have not previously breached or provided competitive services or assistance as described in the preceding sentence, monthly payments of the Consulting Fees shall commence as provided in Section 3.2(iii)(c) (Consulting Fees) of the Employment Agreement.

(c) Health Reimbursements. The Company’s reimbursement of your premiums for continued health insurance coverage after the Separation Date pursuant to Section 3.2(vii) (Health Reimbursements) of the Employment Agreement shall be made as follows: no reimbursement payment shall be made for the first six (6) months after the Separation Date; on the six (6) month anniversary of the Separation Date, the Company shall reimburse you in one lump sum for the total amount of your premium payments since the Separation Date; and beginning with your next monthly premium payment after that lump sum payment is made, the Company shall reimburse you on a monthly basis as provided in Section 3.2(vii) of the Employment Agreement.

3. Protection of Consulting Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services, except: (a) with permission of a duly-authorized Company officer, (b) for the purpose of performing the Services, or (c) as required by compulsion of law (after providing notice of such

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compulsion to the Company so as to afford the Company an opportunity to object to such compulsion and disclosure).

4. Employment Expense Reimbursements. No later than forty-five (45) days after the Separation Date, you shall submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice. The Company agrees that, six (6) months after the Separation Date, it will: (a) reimburse you in the amount of $5,000 for your life insurance premiums, as provided in Section 2.4(iii) of the Employment Agreement; and (b) reimburse you in the amount of $5,000 for attorneys fees you have incurred in the negotiation and review of this Agreement.

5. Deferred Compensation. In the event that the Company reasonably determines that any payments or other compensation to you under this Agreement, the Employment Agreement, or a written employee benefit plan subject to ERISA, fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

6. Return of Company Property. Within ten (10) days of the Separation Date, you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of any property that the Company authorizes you in writing to retain in connection with your consulting Services hereunder, which property shall be returned promptly upon the request of the Company. The documents and property to be returned by you include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of its Affiliates (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) business days after the Separation Date, you shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.

7. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities

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Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and consequently shall be publicly available.

8. Nondisparagement. For the three (3) year period following the Separation Date, you agree not to disparage the Company and its officers, directors, and employees in any manner intended to be harmful to them or their business, business reputation or personal reputation; and the Company (through its executive officers and directors) agrees not to disparage you in any manner intended to be harmful to you or your business, business reputation or personal reputation. Notwithstanding anything else in this paragraph, both the Company and you may respond accurately and fully to any inquiry or request for information to the extent required by legal process.

9. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

10. No Voluntary Adverse Assistance. You agree that you will not voluntarily assist any other person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, Affiliates, distributors, officers, directors, employees or agents, with respect to any matters arising prior to the end of the Consulting Period, unless pursuant to subpoena or other compulsion of law.

11. Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

12. Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from: (a) any obligation to indemnify you pursuant to the

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articles and bylaws of the Company, any valid fully executed indemnification agreement with the Company, any applicable directors and officers liability insurance policy, and applicable law; or (b) any obligations to make payments to you under Section 3.2(iv) (Loss Reimbursement) or Section 3.2(vi) (Pro Rata Bonus) of the Employment Agreement. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Board; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).

14. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

15. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted pursuant to the provisions of Section 12 (Arbitration) of the Employment Agreement.

16. Miscellaneous. This Agreement, including the Employment Agreement attached hereto as an exhibit, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Notwithstanding the provision of the previous sentence, this Agreement shall be construed to modify and supplement the Employment Agreement, but not to

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nullify or replace any provision of the Employment Agreement that is not inconsistent with this Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days of your receipt of this letter and return the original to me. If I do not receive the fully executed Agreement from you by such date, the Company’s offer contained herein will expire.

We very much look forward to continuing to work with you.

Sincerely,

LEAPFROG ENTERPRISES, INC.

By:	/s/ Thomas J. Kalinske
Thomas J. Kalinske
Chief Executive Officer

Exhibit A – Employment Agreement

Understood and Agreed:

/s/ Jerome Perez	2/15/06
Jerome Perez	Date

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EXHIBIT A

EMPLOYMENT AGREEMENT

[Employment Agreement, effective as of February 10, 2004, between Jerome Perez and

LeapFrog filed as Exhibit 10.28 with LeapFrog Enteprises, Inc.’s Form 10-K filed on March 12, 2004 (SEC File No. 001-31396)]

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